Exhibit 99.1

OpenText Signs Definitive Agreement to Acquire
Customer Communications Management and other Assets of HP Inc.

Acquisition Allows OpenText to Offer Consumers a Broader Selection of Software Solutions in Multi-Channel Customer Engagement

WATERLOO, ON - June 20, 2016 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTC), a global leader in Enterprise Information Management, announced today that it has entered into a definitive agreement to acquire the Customer Communications Management (CCM) assets from HP Inc. (NYSE: HPQ), including HP Exstream, HP Output Management, HP TeleForm and HP LiquidOffice for customer communications management, process automation and document delivery solutions. OpenText expects this acquisition to complement OpenText StreamServe, OpenText MediaManager, OpenText TeamSite, and OpenText MediaBin, and allow OpenText to better serve its customers by offering a wider set of CCM capabilities in areas including authoring, workflow and composition for multichannel document presentment and interactive communications.

OpenText and HP Inc. also announced today that they are exploring opportunities to work together in the future to expand their software solutions to customers and serve a broad range of customer needs.

Terms of the Agreement
The transaction purchase price is approximately USD $315 million. The solutions being acquired are expected to generate between USD $110 and USD $125 millions of annualized revenues, be immediately accretive to earnings and on the OpenText operating model by the end of first quarter F17. The transaction is expected to close in the first quarter of FY17 and is subject to customary regulatory approvals and closing conditions. (1)
More information can be found in our presentation at investors.opentext.com.

About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Cautionary Statement Regarding Forward-Looking Statements Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
2016 Open Text Corporation. OpenText is a trademark or registered trademark of OpenText SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of OpenText SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

Notes:  (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:

Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Mateo, CA: (415) 963-0825
gsecord@opentext.com

Kasey Holman
Vice President, Corporate Communications
Open Text Corporation
San Mateo, CA: (650) 302-4191
kholman@opentext.com

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